EXHIBIT 4.3
                                                                     -----------


                     Certificate of Designation of Series C
                         Convertible Preferred Stock of
                             OBJECTSOFT CORPORATION


It is certified that:

A. The name of the corporation is ObjectSoft Corporation, a Delaware corporation (hereinafter the "Company").

B. The certificate of the incorporation of the Company, as amended, authorizes the issuance of Five Million (5,000,000) shares of Preferred Stock, $.0001 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue all of said shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

C. The Board of Directors of the Company, pursuant to the authority expressly vested in it, has adopted the following resolutions creating a class of Series C Preferred Stock:

         RESOLVED, that a portion of the Five Million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated as a separate series possessing the rights and preferences set forth below:

1. Designation and Amount. The shares of such series shall have a par value of $.0001 per share and shall be designated as "Series C Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be Twenty Thousand (20,000). The Series C Preferred Stock shall be offered for sale at a purchase price of One-hundred ($100) per share (the "Purchase Price").

2. Dividends. The holders of the outstanding shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at an annual rate of six percent (6%) of the Purchase Price. Such dividends shall be deemed to accrue on the Series C Preferred Stock and be cumulative, whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. If there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid or declared and set apart with respect to any other class of the Company's capital stock, now or hereafter outstanding. All accrued dividends shall be immediately due and payable on the date such shares of Series C Preferred Stock are converted into shares of Common Stock, par value $.0001 per share ("Common Stock") in accordance with Section 5 hereof, or are redeemed in accordance with
         Section 6 hereof. Dividends may be paid in cash or additional registered shares of Common Stock of the Company, as may be determined, from time to time, in the sole discretion of the Board of Directors. The Company shall not be required to pay any dividends on the outstanding shares of the Series C Preferred Stock prior to the Conversion Date and/or Redemption Date (as defined below) for such shares.

         For purposes of Certificate, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of Common Stock or other equity securities of the Company (other than redemptions set forth in Section 6 below or repurchases of Common Stock or other equity securities held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase) for cash or property payable other than in shares of Common Stock or other equity securities of the Company.

3.       Liquidation, Dissolution or Winding Up

         (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to Common Stock or any other series of capital stock, holders of each share of Series C Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, such amount per share of Series C Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of
         Section 5 plus all accrued dividends and liquidated damages, if any (collectively, the "Liquidation Amount").

         (b) If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled the holders of shares of Series C Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Series C Preferred Stock held by them upon such distribution if all amounts payable on or which respect to said shares were paid in full.

         (c) After the payment of the Liquidation Amount shall have been made in full to the holders of the Series C Preferred Stock or in the event the holders cannot be located by the Company funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series C Preferred Stock so as to be available for such payments, the holders of the Series C Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Company in accordance with their respective terms.

         (d) The holders of Series C Preferred Stock shall have no priority or preference with respect to distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Company and such persons.

4. Voting Rights. Except as otherwise required by law, and except as set forth in Section 8 of this Certificate, the holders of Series C Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Company or for any other purpose.

5. Conversion Rights for the Series C Preferred Stock. The holders of Series C Preferred Stock shall have conversion rights as follows ("Conversion Rights"):

         (a) Right to Convert. Each holder of Series C Preferred Stock shall be entitled (at the times and in the amounts set forth below) to convert, in whole or in part, in multiples of two hundred fifty (250) shares, shares of Series C Preferred Stock, at their option, as follows:

                  (i) up to one-half (1/2) of the shares of Series C Preferred Stock initially issued to such holder at a particular closing (a "Closing") any time after the date of such Closing (the "Closing Date"), and any time thereafter; and

                  (ii) the remainder of such shares of Series C Preferred Stock initially issued to such holder at any time beginning thirty
                  (30) days following the Closing Date, and at any time thereafter; and

         (b) Conversion Rate. Each share of Series C Preferred Stock may be converted into the number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula ("Conversion Rate"):

                  The number of shares issuable upon conversion of one (1) share of Series C Preferred Stock shall be determined by dividing the Purchase Price by the Conversion Price, where:

                  (i)   The Purchase Price is defined in Section 1 hereof;

                  (ii) the Conversion Price equals the lesser of (x) 0.85 times the average Closing Bid Price, as that term is defined below, of the Common Stock for the five (5) trading days ending on the day prior to the Conversion Date, as defined below, or (y) $2.5313;

                  (iii) for purposes hereof the term "Closing Bid Price" shall mean the closing bid price for the Common Stock as quoted by Bloomberg, LP.

                  (iv) In the event the Common Stock is delisted from the Nasdaq SmallCap Market and continues to be so delisted on the Conversion Date, the Conversion Price shall be equal to 0.85 times the average Closing Bid Price for the last five (5) trading days prior to the termination of trading, 0.85 times the average Closing Bid Price for the last five (5) trading days prior to the Conversion Date or $2.5313, whichever is less.

         (c)   Forced  Conversion.  In  the event the  holders  of the  Series C
         Preferred Stock have not exercised the Conversion Rights set forth herein within two years after the date of issuance of the Series C Preferred Stock, the Series C Preferred Stock shall automatically be converted as if the holder had exercised their Conversion Rights. In addition, in the event the Company closes on a public offering of its shares of Common Stock at a price per share equal to or greater than $5.0626, then at the election of the Company given by written notice, each share of Series C Preferred Stock shall automatically convert into shares of Common Stock on the date ("Offering Conversion Date") which is seven (7) business days prior to the scheduled closing date of such public offering at the applicable Conversion Rate above, and the Offering Conversion Date shall be deemed the Conversion Date with respect to such shares.

         (d) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, stock split, stock dividend, or similar event, then and in each such event, the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Series C Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

         (e) Capital Reorganization Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 5(d) above), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and/or assets to any other person or entity (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series C Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series C Preferred Stock after the Reorganization, to the end that the provisions of this Section 5 (including adjustment of the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

         (f) Certificate as to Adjustments; Notice by Company. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series C Preferred Stock, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series C Preferred Stock a certificate executed by the president and chief financial  officer  (or in the  absence of a person  designated  as the
         chief  financial   officer,   by
         the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and (B) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series C Preferred Stock.

         (g) Exercise of Conversion Rights. Holders of Series C Preferred Stock may exercise their right to convert the Series C Preferred Stock by telecopying an executed and completed Notice of Conversion to the Company and delivering the original Notice of Conversion in the form annexed hereto as Exhibit A ("Notice of Conversion") and the certificate representing the Series C Preferred Stock by express courier. Each business date on which a Notice of Conversion is telecopied to and received by the Company along with a copy of the originally executed Series C Preferred Stock certificates in accordance with the provisions hereof shall be deemed a "Conversion Date." The Company will transmit, or instruct its transfer agent to transmit, the certificates representing shares of Common Stock issuable upon conversion of any share of Series C Preferred Stock (together with the certificates representing the Series C Preferred Stock not so converted) to the holder thereof via express courier, by electronic transfer or otherwise, within three (3) business days after the Conversion Date provided the Company has received the original Notice of Conversion and Series C Preferred Stock certificate being so converted on the Conversion Date. In addition to any other remedies which may be available to the holders of shares of Series C Preferred Stock, in the event that the Company fails to deliver, or has failed to contact its transfer agent within two (2) business days to deliver, such shares of Common Stock within such three (3) business day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series C Preferred Stock certificates representing the portion of the Series C Preferred Stock converted shall be delivered as follows:

         To the Company:            ObjectSoft Corporation
                                    Continental Plaza III
                                    433 Hackensack Avenue
                                    Hackensack,  New Jersey 07601

                  Fax:              (201) 343-0056

         In the event that shares representing the Common Stock issuable upon conversion of the Series C Preferred Stock (the "Conversion Shares") are not delivered by the Company, within three (3) business days of receipt by the Company of a valid Notice of Conversion and the Series C Preferred Stock certificates to be converted, the Company shall pay to the holders thereof, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 of Series C Preferred Stock sought to be converted, $1000 for each of the first ten (10) days and $2000 per day thereafter that the Conversion Shares are not delivered, which liquidated damages shall run from the fourth business day after the Conversion Date provided that the Company shall not be responsible for or required to pay such liquidated damages if such failure to deliver or convert was not caused by any actions or omissions of the Company or counsel to the Company. Any and all payments required pursuant to this paragraph shall be payable in cash.

         (h) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series C Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series C Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series C Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series C Preferred Stock if the holder contemporaneously requests the Company to convert such Series C Preferred Stock into Common Stock.

         (i) Fractional Shares. No shares of Common Stock shall be issued upon conversion of shares of Series C Preferred Stock. In lieu of any fractional share to which the holder would be entitled for this paragraph, the Company shall pay cash in an amount equal to the same fraction of the Conversion Price of one share of Common Stock

         (j) Partial Conversion. In the event some but not all of the shares of Series C Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or to the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series C Preferred Stock which were not converted.

         (k) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient or as may be available to effect the conversion of all outstanding shares of the Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series C Preferred Stock, the Company shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.       Redemption.

                  a. The Company may redeem any or all of the outstanding shares of the Series C Preferred Stock on any date (the "Redemption Date") set by the Board of Directors of the Company for such redemption at any time at a redemption price for each share of Series C Preferred Stock, to be paid in cash on the Redemption Date, equal to the number of shares issuable upon conversion of such shares of Series C Preferred Stock on the Redemption Date multiplied by the average Closing Bid Price of the Common Stock for the last five (5) trading days prior to the Redemption Date ("Redemption Price") plus an amount equal to all accrued but unpaid dividends, whether or not declared, to but excluding the Redemption Date.

                  b. Not less than 10 days prior to the Redemption Date, the Company shall send, by facsimile transmission and by first class mail, postage prepaid, a notice (the "Redemption Notice") to each holder of Series C Preferred Stock, which notice shall contain all instructions and materials necessary to enable such holders to tender Series C Preferred Stock pursuant to the redemption. Such notice shall (i) state that a redemption is being effected, (ii) specify the Redemption Date,
         (iii) state that holders will be required to surrender the certificate or cer tificates representing such shares, properly endorsed, in the manner and at the place specified in the notice prior to the close of business on the business day prior to the Redemption Date, (iv) state that any shares of Series C Preferred Stock not converted into shares of Common Stock by the holder on or prior to the close of business on the business day prior to the Redemption Date shall be deemed to have been redeemed by the Company on the Redemption Date at the Redemption Price plus all accrued but unpaid dividends whether or not declared. In the event the Company fails to deliver the Redemption Price plus accrued and unpaid dividends on or before the Redemption Date, the Redemption Notice shall be null and void and the Company will relinquish its Redemption rights provided by this section.

                    c. On the Redemption Date, unless the Company defaults in the payment for the shares of Series C Preferred Stock tendered pursuant to the redemption, dividends will cease to accrue with respect to the shares of Series C Preferred Stock tendered. All rights of holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Redemption Date.

                    d. The holders of Series C Preferred Stock may convert such shares into shares of Common Stock on or prior to the close of business on the business day prior to the Redemption Date.

7. No Reissuance of Series C Preferred Stock. Any share or shares of Series C Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be reissuable by the Company as Series C Preferred Stock.

8.       Restrictions and Limitations

                  a. Amendments to Charter. The Company shall not amend its certificate of incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock if such amendment would:

                  (i) change the relative seniority rights of the holders of Series C Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series C Preferred Stock;

                  (ii) reduce the amount payable to the holders of Series C Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series C Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend rights of the holders of Series C Preferred Stock;

                  (iii) cancel or modify the conversion rights of the holders of Series C Preferred Stock provided for in Section 5 herein; or

                  (iv) cancel or modify the rights of the holders of the Series C Preferred Stock provided for in this Section 8.

9.       Notices of Record Date. In the event of:

                  a. any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                  b.  any   capital   reorganization   of  the   Company,   any
         reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

            (THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK)

                  c. any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then and in each such event the Company shall mail or cause to be mailed to each holder of Series C Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) days prior to the date specified in such notice on which such action is to be taken.

10. The statements contained in the foregoing, creating and designating the said Series C issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations and restrictions shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

Signed and attested to on September 29, 1998.
                                             /s/ George Febish
                                             -----------------------------------
                                             George Febish, President
Attest:
     /s/ David E.Y. Sarna
-----------------------------------
         David E.Y. Sarna, Secretary
         Signed on September 29, 1998

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

                (To be Executed by the Registered Holder in order
                    to Convert the Series C Preferred Stock)


The undersigned hereby irrevocably elects to convert ___ shares of Series C Preferred Stock, Certificate No. ___ (the "Preferred Stock") into shares of Common Stock of OBJECTSOFT CORPORATION (the "Company") according to the conditions hereof, as of the date written below.

The undersigned represents and warrants that

         (i) All offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series C Preferred Stock shall be made in compliance with Regulation D, pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to registration of the Common Stock under the Act, subject to any restrictions on sale or transfer set forth in the [Preferred Stock Purchase Agreement] between the Company and the original holder of the Certificate submitted herewith for conversion.

         (ii) Upon conversion pursuant to this Notice of Conversion, the undersigned will not own or deemed to beneficially own (within the meaning of the Securities Exchange Act of 1934, as amended) 4.9% or more of the then issued and outstanding shares of the Company.


      -------------------------------               ----------------------------
      Date of Conversion                            Applicable Conversion Price

      -------------------------------               ----------------------------
      Number of shares of Common Stock              $ Amount of Conversion
      issuable upon Conversion

      ---------------------------                   ----------------------------
      Signature                                     Name


Address:                                         Delivery of Shares to: